Exhibit 99.1

Hornbeck Announces New Employee Inducement Grant Under NYSE Rule 303A.08

HOUSTON and COVINGTON, La. – September 4, 2026 – Hornbeck Offshore Services, Inc. (the “Company”) (NYSE: HOS), a premier integrated offshore services company, today announced that in connection with the previously announced merger between the Company and Helix Energy Solutions Group, Inc., the Company granted Todd M. Hornbeck a performance-based equity award covering up to 1,500,000 shares of common stock under the Hornbeck Offshore Services, Inc. 2026 Omnibus Inducement Incentive Plan (the “Inducement Grant”). The Inducement Grant was made as a material inducement to Mr. Hornbeck’s acceptance of employment with the combined company and was approved by the Company’s Board of Directors.

The award will vest in two tranches: 500,000 shares vest based on achievement of target annualized gross synergies, and up to 1,000,000 shares vest based on achievement of certain share price targets, in each case by year-end 2029. The award will be subject to the terms and conditions of the plan and award agreement and Mr. Hornbeck’s continued service.

About Hornbeck Offshore Services

Hornbeck Offshore Services, Inc. is a global offshore services leader, providing innovative and integrated marine and subsea solutions to customers across the deepwater oilfield, defense and renewables industries.

Contacts:

ir@hornbeckoffshore.com

Potter Adams

Executive Vice President and CFO

985-727-6815

Brent Arriaga

Vice President of Finance and Investor Relations

281-618-0460